Exhibit 99.1

Amicus Therapeutics Completes Debt

Financing of Up to $25 Million — Follows $15 Million Equity Financing

Current Cash Position Expected to Fund Company into 2H15

CRANBURY, NJ, December 30, 2013 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, has completed a $25 million long-term debt financing with a lending syndicate consisting of MidCap Financial, LLC Oxford Finance LLC, and Silicon Valley Bank.  Amicus has drawn down $15 million under the debt facility with a second tranche of $10 million available through the end of the fourth quarter of 2014. Under terms of the transaction, the cost of capital is less than 10% and there is no warrant coverage.

As previously announced, the Company also raised $15 million in a private placement of 7.5 million shares of common stock priced at $2.00 per share, plus the issuance of warrants to purchase an additional 1.6 million shares at $2.50 per share. Participants were Redmile Group and GlaxoSmithKline (GSK). The Company projects that the current cash position, including the proceeds from the private placement and debt financings, are sufficient to fund operations into the second half of 2015.

“We believe this combination of debt and equity satisfies our funding needs at an attractive cost of capital and in a way that balances near-term capital requirements and shareholder dilution,” said William D. Baird III, Chief Financial Officer of Amicus Therapeutics, Inc. “With these transactions, we have sufficient funding to achieve a number of important milestones into the second half of 2015.”

Proceeds from the transactions will be used to advance the development of the company’s next-generation therapies for Fabry, Pompe and other lysosomal storage diseases (LSDs) utilizing its proprietary chaperone-advanced replacement therapy (CHART™) platform technology.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat HCl as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat HCl) in combination with ERT for Pompe disease.

About MidCap Financial, LLC

MidCap Financial is a commercial finance company focused on middle market lending, with emphasis on the broad national healthcare industry.  MidCap specializes in $5 million to $200 million loans. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles, and focuses in four areas:

•                  Asset-Based working capital loans collateralized by third-party accounts receivable and other assets;

•                  Leveraged loans to companies backed by private equity sponsors;

•                  Life Sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies; and

•                  Real Estate loans to skilled nursing facilities, senior housing properties, and medical office buildings.

Additional information about MidCap Financial can be found at www.midcapfinancial.com

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, financing plans, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

FOLD—G